CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 23, 2016, accompanying the financial statements of Investment Grade Municipal Trust, Series 163 (included in Invesco Unit Trusts, Municipal Series 1142) as of February 29, 2016, and for the period from March 5, 2013 (date of deposit) through February 28, 2014 and for each of the two years in the period ended February 29, 2016 and the financial highlights for the period from March 5, 2013 (date of deposit) through February 28, 2014 and for each of the two years in the period ended February 29, 2016, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-185912) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 23, 2016